UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2013

TILE SHOP HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation)

001-35629	45-5538095
(Commission File Number)	(IRS Employer
Identification No.)
14000 Carlson Parkway, Plymouth, Minnesota 55441
(Address of principal executive offices) (Zip Code)

(763) 852-2901
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 24, 2013, Tile Shop Holdings, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Nabron International, Inc. (“Nabron”), pursuant to which the Company agreed to repurchase from Nabron $46.0 million of the Company’s common stock, par value $0.0001 per share (“Common Stock”). The number of shares to be purchased by the Company will be determined by dividing the $46.0 million purchase price by the per-share public offering price, less the applicable underwriters discount, in the anticipated secondary public offering of shares of Common Stock to be conducted pursuant to the Registration Statement on Form S-1 (File No. 333-188861) filed by the Company on May 24, 2013, as it may be amended from time to time (the “Secondary Offering”). The closing of the purchase of Common Stock under the Agreement will take place on the fifth business day following the closing of the Secondary Offering and is conditioned upon the closing of the Secondary Offering occurring on or prior to June 15, 2013.

As of the date of the Agreement, Nabron owned approximately 28.0% of the outstanding shares of Common Stock of the Company. Under the Registration Rights Agreement, dated June 27, 2012, by and between the Company, Nabron, and certain other stockholders of the Company named therein, Nabron has certain registration rights with regard to the shares of Common Stock owned by it. In addition, Nabron expects to offer approximately two million shares of Common Stock in the Secondary Offering, which amount may be increased if the underwriters’ option to purchase additional shares is exercised.

The foregoing summary of the Agreement is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference to this Item 1.01 as if fully set forth herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Stock Purchase Agreement by and between Tile Shop Holdings, Inc. and Nabron International, Inc., dated May 24, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2013

TILE SHOP HOLDINGS, INC.

/s/ Timothy Clayton
Timothy Clayton
Chief Financial Officer

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

TILE SHOP HOLDINGS, INC.

EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
May 24, 2013	0001-35629

Exhibit No.	ITEM

10.1	Stock Purchase Agreement by and between Tile Shop Holdings, Inc. and Nabron International, Inc., dated May 24, 2013.